Public Storage, Inc.                                                Exhibit 99.1
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                   For Release:  Immediately
                                                   Date:  March 3, 2005
                                                   Contact: Mr. Harvey Lenkin
                                                   (818) 244-8080

PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX: PSA), announced today operating results for the quarter and year ended December 31, 2004.

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2004:
----------------------------------------------------------

Net income for the three months ended December 31, 2004 was $107,271,000 compared to $85,970,000 for the same period in 2003, representing an increase of $21,301,000 or 24.8%. This increase is primarily due to improved operations from our Same Store, acquired and newly developed self-storage facilities, an increase in equity in earnings of real estate entities, a decrease in general and administrative expense, and a decrease in income allocable to minority interests as a result of our restructuring of $200 million of our Series N preferred partnership units. Equity in earnings of real estate entities increased primarily as a result of our pro-rata share of earnings from PS Business Parks, Inc. ("PSB") which, for the three months ended December 31, 2004, includes our $6.7 million share of a gain from the sale of real estate. General and administrative expense decreased primarily as a result of the disposition of a legal matter for an amount that was approximately $1.3 million less than what we had previously estimated. These items were partially offset by a reduction in discontinued operations as a result of a $5.5 million gain from the sale of real estate assets recorded in the fourth quarter of 2003 as compared to a $1.0 million gain in the same period in 2004.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $59,335,000 or $0.46 per common share on a diluted basis (based on 129,088,000 weighted average diluted common equivalent shares) for the three months ended December 31, 2004 compared to $38,590,000 or $0.30 per common share on a diluted basis (based on 127,825,000 weighted average diluted common equivalent shares) for the same period in 2003, representing an increase of 53.8% in the aggregate or 53.3% on a per share basis. The increases in net income allocable to common shareholders and earnings per common diluted share are due to the impact of the factors described above with respect to net income.

For the three months ended December 31, 2004 and 2003, we allocated $40,632,000 and $38,282,000 of our net income, respectively, to our preferred shareholders based on distributions paid. For the three months ended December 31, 2004, we recorded an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $1,929,000 or $0.01 per common share on a diluted basis with respect to our calling for redemption our Series E Preferred Stock (which was subsequently redeemed in January 2005), pursuant to Emerging Issues Task Force Topic D-42 ("EITF Topic D-42"). For the same period in 2003, such allocations totaled $3,723,000 (or $0.03 per common diluted share) with respect to our redemption of our Series K Preferred Stock.

Weighted average diluted shares increased from 127,825,000 for the three months ended December 31, 2003 to 129,088,000 for the three months ended December 31, 2004 due primarily to the exercise of employee stock options.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2004:
-------------------------------------------------------

Net income for the year ended December 31, 2004 was $366,213,000 compared to $336,653,000 for the same period in 2003, representing an increase of $29,560,000 or 8.8%. This increase is primarily due to improved operations from our Same Store, acquired and newly developed self-storage facilities, combined with a decrease in income allocable to minority interests based upon ongoing distributions as a result of our restructuring of $200 million of our Series N preferred partnership units. These factors are partially offset by an increase in the allocation of income to minority interest of $10,063,000 attributable to the restructuring of our preferred partnership interests, increased general and administrative expense attributable primarily to increased stock-based compensation expense and reduced gains on sale of discontinued real estate facilities.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders), was $178,063,000 or $1.38 per common share on a diluted basis (based on 128,681,000 weighted average diluted common equivalent shares) for the year ended December 31, 2004 compared to $161,836,000 or $1.28 per common share on a diluted basis (based on 126,517,000 weighted average diluted common equivalent shares) for the same period in 2003, representing an increase of 10.0% in the aggregate or 7.8% on a per share basis. The increase in our net income allocable to common shareholders and earnings per common diluted share is due primarily to the factors denoted above with respect to the increase in net income, offset partially by an increase in the amount of income allocated to our preferred shareholders.

For the years ended December 31, 2004 and 2003, we allocated $157,925,000 and $146,196,000 of our net income, respectively, to our preferred shareholders based on distributions paid. In addition, for the years ended December 31, 2004 and 2003, we allocated a total of $8,724,000 and $7,120,000 to our preferred shareholders due the application of EITF Topic D-42 with respect to our redemption of our various series of our preferred stock.

Weighted average diluted shares increased from 126,517,000 for the year ended December 31, 2003 to 128,681,000 for the year ended December 31, 2004 due primarily to the exercise of employee stock options.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended December 31, 2004, funds from operations ("FFO") increased to $0.82 per common share on a diluted basis as compared to $0.68 for the same period in 2003, representing an increase of 20.6%. Funds from operations per common share for the year ended December 31, 2004 increased to $2.93 per common share on a diluted basis as compared to $2.81 for the same period in 2003, representing an increase of 4.3%.

Funds from operations has been negatively impacted as a result of the application of EITF Topic D-42 in connection with the redemption of preferred securities, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities, casualty losses sustained from the hurricanes, and asset impairment charges. The following table provides a summary of the impact of these items that have occurred during the three months and year ended December 31, 2004 and 2003.


                                                         Three Months Ended                        Year Ended
                                                            December 31,                          December 31,
                                                    -------------------------------       -------------------------------
                                                                              %                                     %
                                                       2004       2003      Change           2004     2003       Change
                                                    ---------   ---------  --------       ---------  -------   ----------

 Funds from operations per common share prior to
     adjustments for the following items.......       $  0.83    $   0.71    16.9%          $  3.11   $2.89        7.6%

 Impact as a result of the excess redemption
     costs over carrying value of preferred
     securities (application of EITF Topic D-42)        (0.01)      (0.03)                    (0.10)  (0.06)

 Special distribution paid to preferred
     unitholders in connection with
     restructuring the terms of the units......          -           -                        (0.06)      -

 Casualty loss from hurricanes.................          -           -                        (0.02)      -

 Real estate asset impairment charges through
     our pro-rata share of PSB's earnings......          -           -                         -      (0.02)
                                                    ---------   ---------                 ---------  -------
 Funds from operations per common share, as
     reported..................................     $    0.82    $   0.68    20.6%        $    2.93   $2.81        4.3%
                                                    =========   =========                 =========  =======


FFO is a term defined by the National Association of Real Estate Investment Trusts. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider our scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REIT's may not compute FFO in the same manner; accordingly, FFO may not be comparable among REIT's. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of performance of a REIT. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:
--------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,271 self-storage facilities, representing approximately 87% of the 1,464 self-storage facilities in which we have an ownership interest (the 1,271 self-storage facilities are hereinafter referred to as the "Same Store" facilities). The Same Store facilities have been operated on a stabilized basis under the "Public Storage" name since January 1, 2002 and include 1,238 facilities that are consolidated by us and 33 facilities owned by unconsolidated entities in which we have an investment.

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,271 Facilities):
------------------------------

                                                       Three Months Ended December 31,              Year Ended December 31,
                                                  ----------------------------------------  ---------------------------------------
                                                                               Percentage                              Percentage
                                                       2004          2003         Change         2004         2003        Change
                                                  -----------    -----------   -----------  -----------    ---------   ------------
                                                             (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts............    $ 191,534      $ 183,795        4.2%     $  754,655     $ 720,296         4.8%
    Late   charges   and   administrative fees
    collected..........................                8,447          7,409       14.0%         33,320        29,780        11.9%
                                                  -----------    -----------   -----------  -----------    ---------   ------------
    Total revenues (a).........................      199,981        191,204        4.6%        787,975       750,076         5.1%

Cost of operations:
    Property taxes (b).........................       17,233         17,599      (2.1)%         71,391        69,681         2.5%
    Direct property payroll....................       15,356         14,444        6.3%         59,769        57,791         3.4%
    Advertising and promotion..................        6,768          4,867       39.1%         22,389        21,456         4.3%
    Utilities..................................        4,880          4,800        1.7%         19,501        18,134         7.5%
    Repairs and maintenance....................        5,857          7,266     (19.4)%         22,815        21,300         7.1%
    Telephone reservation center...............        2,260          3,021     (25.2)%         10,723        10,952       (2.1)%
    Property insurance.........................        2,076          2,307     (10.0)%          8,992         8,848         1.6%
    Other costs of management..................       14,156         13,265        6.7%         53,083        47,989        10.6%
                                                  -----------    -----------   -----------  -----------    ---------   ------------
  Total cost of operations (a).................       68,586         67,569        1.5%        268,663       256,151         4.9%
                                                  -----------    -----------   -----------  -----------    ---------   ------------
Net operating income (before depreciation) (c).    $ 131,395      $ 123,635        6.3%     $  519,312     $ 493,925         5.1%
                                                  ===========    ===========   ===========  ===========    =========   ============
Gross margin...................................        65.7%          64.7%        1.5%          65.9%         65.8%         0.2%
Weighted average for the period:
  Square foot occupancy (d)....................        90.7%          90.7%        0.0%          90.9%         89.2%         1.9%
  Realized  annual rent per occupied  square foot
  (e)............................................  $   11.41      $   10.95        4.2%     $    11.22     $   10.91         2.8%
  REVPAF (f)...................................    $   10.35      $    9.93        4.2%     $    10.20     $    9.73         4.8%

Weighted average at December 31:
  Square foot occupancy........................                                                  90.0%         89.6%         0.4%
  In place annual rent per  occupied  square foot
  (g)............................................                                           $    12.33     $   11.94         3.3%
Total net rentable square feet (in thousands)..                                                 74,002        74,002         0.0%


a)    See  attached   reconciliation   of  these  amounts  to  our  consolidated
      self-storage revenues and operating expenses.

b) The reduction in property tax expense for the quarter ended December 31, 2004, is caused by a downward revision in our estimate of property tax expense for the full year. Based upon property tax bills we received during the fourth quarter, we determined that we had over accrued property tax expense during the nine months ended September 30, 2004. As a result, we reduced both our property tax liability and property tax expense by approximately $800,000 in the quarter ended December 31, 2004.

c) We disclose net operating income of the Same Store facilities before depreciation expense, because we believe that net operating income before depreciation is an important measure of our operating performance.

d) Square foot occupancies represent weighted average occupancy levels over the entire period.

e) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized rent per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs that reduce rental income from the contractual amounts due.

f)    Annualized  revenue  per  available  square  foot  ("REVPAF")   represents
      annualized rental income, net of discounts, divided by total available net rentable square feet.

g) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

The growth in rental income during 2005 will depend upon various factors, among which will be our ability to stabilize and maintain high occupancy levels, and increase rental rates charged to new and existing customers. The following table summarizes additional selected financial data with respect to our Same Stores:


                                                                           Three Months Ended
                                               ---------------------------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                               -------------- --------------   -------------  -------------   ------------
Media advertising expense (in 000's):
  2003.....................................     $      1,760   $    2,987       $    3,369      $    1,148     $    9,264
  2004.....................................     $      3,366   $    1,975       $    2,013      $    3,153     $   10,507

REVPAF:
  2003.....................................     $       9.33   $     9.65       $    10.02      $     9.93     $     9.73
  2004.....................................     $       9.87   $    10.16       $    10.41      $    10.35     $    10.20

Weighted average realized annual rent per occupied square foot for the period:
  2003.....................................     $      10.99   $    10.81       $    10.89      $    10.95     $    10.91
  2004.....................................     $      11.02   $    11.11       $    11.34      $    11.41     $    11.22

Weighted average square foot occupancy levels for the period:
  2003.....................................            84.9%        89.2%            92.0%           90.7%          89.2%
  2004.....................................            89.6%        91.4%            91.8%           90.7%          90.9%

Weighted average occupancy at December 31,
  2003.....................................                                                                         89.6%
  2004.....................................                                                                         90.0%

Weighted average occupancy at the end of February:
  2004.....................................            89.4%
  2005.....................................            89.6%

Media advertising expense for the two months ended February (in 000's):
  2004.....................................     $      1,806
  2005.....................................     $      2,035


EFFECTS FROM THE REDEMPTION OF PREFERRED SECURITIES
---------------------------------------------------

We have approximately $197,375,000 in preferred securities that become redeemable at our option in 2005, as follows.

                                      Earliest
                                     Redemption       Dividend      Liquidation
               Security                 Date            Rate       Value (000's)
----------------------------------   ----------       ---------   --------------


 Series E Preferred Stock (a)          1/31/05          10.000%   $    54,875
 Series N Preferred Units (b)          3/17/05           9.500%        40,000
 Series O Preferred Units (b)          3/29/05           9.125%        45,000
 Series F Preferred Stock              4/30/05           9.750%        57,500
    Total securities available for                    ---------   --------------
    redemption through 12/31/05                          9.626%   $   197,375
                                                      =========   ==============

(a) Our Series E Preferred Stock was called for redemption on December 22, 2004, and subsequently redeemed on January 31, 2005.

(b) During February 2005, these securities were called for redemption. The redemptions will take effect on their earliest redemption dates noted in the table above.


We expect that we will redeem each of these securities at each respective earliest redemption date. Cash on-hand at December 31, 2004, will be utilized to redeem these securities. As a result of the upcoming redemptions of these preferred securities, we expect that application of EITF Topic D-42 will reduce net income applicable to our common shareholders by approximately $2,778,000 (or approximately $0.02 per common diluted share) in the first quarter of 2005.

DEVELOPMENT AND ACQUISITION ACTIVITIES:
---------------------------------------

During the fourth quarter of 2004, we opened three conversions of space at former containerized storage facilities at a total cost of $6.9 million, adding 252,000 net rentable square feet of self-storage space.

At December 31, 2004, there were 47 projects that were either under construction or were expected to begin construction generally within the next year, comprised of 10 newly developed self-storage facilities (754,000 net rentable square feet) with total estimated cost of $98.4 million, 17 projects (819,000 net rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $60.1 million, and 20 projects (1,427,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $52.2 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

In the fourth quarter of 2004, we acquired 43 facilities from third parties, consisting of approximately 3.0 million net rentable square feet, for an aggregate cost of approximately $251.2 million, consisting of $94.7 million in assumed mortgage debt, $25 million of our 6.25% Series Z Preferred Units, and $131.5 million in cash.

On December 31, 2004, seven facilities that we had previously acquired in 2004 were acquired from us by our Acquisition Joint Venture, in which we have a 30% interest, for an aggregate of $23.0 million in cash. In January 2005, the Acquisition Joint Venture acquired an interest in three additional facilities from us, that we had also previously acquired in 2004, for an aggregate of $27.4 million in cash. Our joint venture partner's 70% contribution with respect to these facilities is reflected as "Debt to Joint Venture Partner" on our balance sheet.

In January 2005, we acquired 6 additional self-storage facilities from third parties (total net rentable square feet of 304,000) at an aggregate cost of approximately $23.6 million of cash. These acquisitions were funded entirely by us.

As of March 2, 2005, we are under contract to purchase five self-storage facilities (total approximate net rentable square feet of 377,000) at an aggregate cost of approximately $34.9 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

As indicated above, in connection with the acquisition of self-storage facilities during the fourth quarter of 2004, we issued $25.0 million of our 6.25% Series Z Preferred Units. The holders of these units have a one-time option, exercisable five years from issuance, to require us to redeem their units for $25 million cash plus unpaid and accrued distributions.

On December 22, 2004, we called for redemption all of the outstanding shares (total liquidation value of $54.9 million) of our 10.0% Cumulative Preferred Stock, Series E, at $25 per share plus accrued dividends. These shares were subsequently redeemed on January 31, 2005.

As indicated above, we have called for redemption our 9.5% Series N Preferred Units ($40.0 million) and our 9.125% Series O Preferred Units ($45.0 million). Each of these securities will be redeemed for cash in March 2005.

On February 15, 2005, we priced a public offering of 5,400,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.18% Cumulative Preferred Stock, Series D. The offering resulted in $135 million of gross proceeds on February 28, 2005.

REPURCHASES OF COMMON STOCK:
----------------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. During the quarter ended December 31, 2004, we repurchased 36,000 shares of our common stock at an aggregate cost of approximately $2,061,000. No additional shares were repurchased between January 1, 2005 and March 3, 2005.

MANAGEMENT CHANGES:
-------------------

David F. Doll has joined the Company as senior vice president and president of the real estate group with overall responsibility for the Company's real estate activities, including property acquisitions, developments, and repackagings. Mr. Doll has 20 years of real estate experience in an executive capacity. Before joining the Company, he was the senior executive vice president of Westfield Corporation, a major owner and operator of shopping malls.

DISTRIBUTIONS DECLARED:
-----------------------

On March 3, 2005, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on March 31, 2005 to shareholders of record as of March 15, 2005.

FOURTH QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Friday, March 4, 2005, at 9:00 a.m. (PT) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 3158012). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 3158012). An instant replay of the conference call may be accessed through April 4, 2005 by calling (800) 642-1687 and through April 6, 2005 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 3158012.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At December 31, 2004 the Company had interests in 1,464 storage facilities with approximately 89.2 million net rentable square feet (843,000 rentable units).

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, "Risk Factors," and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-K for the year ended December 31, 2004, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.


                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                                                 Three Months Ended                   Year Ended
                                                                    December 31,                     December 31,
                                                          ---------------------------------  ---------------------------
                                                               2004              2003            2004           2003
                                                          --------------   ----------------  -------------  ------------
                                                                       (In thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)....................     $     224,438    $     205,239     $   863,463    $   798,584
      Commercial properties (a)......................             2,686            2,702          10,750         11,001
      Containerized storage facilities (a)...........             4,256            5,496          19,355         23,991
    Tenant reinsurance premiums......................             5,977            5,913          24,243         22,464
    Interest and other income........................             2,925            1,203          10,165          8,628
                                                          --------------   ----------------  -------------  ------------
                                                                240,282          220,553         927,976        864,668
                                                          --------------   ----------------  -------------  ------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)....................            76,802           74,250         300,921        280,905
      Commercial properties (a)......................             1,128            1,168           4,328          4,583
      Containerized storage facilities (a)...........             3,033            3,226          11,774         13,939
      Tenant reinsurance.............................             2,419            3,356          13,508         11,987
    Depreciation and amortization....................            47,633           48,375         183,148        184,145
    General and administrative (b)...................             2,830            3,806          18,813         17,127
    Interest expense.................................               660                -             760          1,121
                                                          --------------   ----------------  -------------  ------------
                                                                134,505          134,181         533,252        513,807
                                                          --------------   ----------------  -------------  ------------
Income from continuing operations before equity in
   earnings of real estate entities, asset impairment
   charge, gain on disposition of real estate
   investments and minority interest in income.......           105,777           86,372         394,724        350,861
Equity in earnings of real estate entities (c).......            10,918            5,510          22,564         24,966
Asset  impairment  charge  due  to  casualty  loss  from
   hurricanes........................................                 -                -          (1,250)             -
Gain on disposition of real estate investments.......                31              200           1,317          1,007
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (d).............            (5,516)          (6,727)        (22,423)       (26,906)
    Special  distributions and restructuring  allocation
    (d)..............................................                 -                -         (10,063)             -
 Other partnership interests ........................            (4,499)          (4,394)        (17,427)       (16,797)
                                                          --------------   ----------------  -------------  ------------
Income from continuing operations....................           106,711           80,961         367,442        333,131
    Discontinued operations - containerized storage (a)            (420)            (669)         (2,351)        (2,729)
    Discontinued operations - self-storage and
    commercial (a)...................................               980            5,678           1,122          6,251
                                                          --------------   ----------------  -------------  ------------
Net income                                                $     107,271    $      85,970     $   366,213    $   336,653
                                                          ==============   ================  =============  ============
Net income allocation:
    Allocable to preferred shareholders..............
      Based on distributions paid....................     $      40,632    $      38,282     $   157,925    $   146,196
      Based on redemptions of preferred stock........             1,929            3,723           8,724          7,120
    Allocable to equity shareholders, Series A.......             5,375            5,375          21,501         21,501
    Allocable to common shareholders.................            59,335           38,590         178,063        161,836
                                                          --------------   ----------------  -------------  ------------
                                                          $     107,271    $      85,970     $   366,213    $   336,653
                                                          ==============   ================  =============  ============
Per common share:
    Net income per share - Basic.....................             $0.46            $0.31           $1.39          $1.29
                                                          ==============   ================  =============  ============
    Net income per share - Diluted...................             $0.46            $0.30           $1.38          $1.28
                                                          ==============   ================  =============  ============
    Weighted average common shares - Basic (e).......           128,438          126,490         127,836        125,181
                                                          ==============   ================  =============  ============
    Weighted average common shares - Diluted (e).....           129,088          127,825         128,681        126,517
                                                          ==============   ================  =============  ============

(a) The historical operations of five self-storage facilities and one commercial facility that we sold are classified as "Discontinued operations - self-storage and commercial," including gains on sale aggregating $971,000 and $5,476,000 for the three months ended December 31, 2004 and 2003, respectively. In addition, the historical operations of the containerized storage facilities that we have closed are included in "Discontinued operations - containerized storage." The caption "Discontinued operations - containerized storage" includes asset impairment and lease termination charges totaling $1,991,000 and $2,479,000 for the year ended December 31, 2004 and 2003, respectively, and $1,205,000 for the quarter ended December 31, 2003 (none for the quarter ended December 31, 2004). Also, during the year ended December 31, 2003 a $750,000 impairment charge and a $355,000 loss on sale was recorded with respect to a real estate facility previously used by the containerized storage operations was recorded and included in discontinued operations.

(b) The increase in general and administrative expense for the year ended December 31, 2004 compared to the same period in 2003 is primarily due to an increase in stock based compensation and severance costs. The decrease in general and administrative expense for the quarter ended December 31, 2004 as compared to the same period in 2003 is due primarily to the disposition of a legal liability for an amount less than previously estimated.

(c) The increase in equity in earnings for the three months ended December 31, 2004 as compared to the same period in 2003 is due primarily to our $6.7 million share of a gain on sale of real estate assets recorded by PSB. The decrease in equity in earnings for the year ended December 31, 2004 as compared to the same period in 2003 is due primarily to our $6.0 million share of PSB's increased depreciation expense due to its acquisition of significant real estate assets in the fourth quarter of 2003.

(d) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200 million in units were originally issued is reflected as minority interest in income for the year ended December 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended December 31, 2004 as compared to the same quarter in 2003. This impact was partially offset by the issuance of $25 million of our 6.25% Series Z preferred partnership units in the quarter ended December 31, 2004 in connection with the acquisition of real estate facilities.

(e) The increase in weighted average common share - basic and diluted was due primarily to the issuance of an aggregate of 4.7 million shares of common stock in connection with the exercise of employee stock options since January 1, 2003.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                       December 31,       December 31,
                                                                           2004               2003
                                                                   ----------------    ------------------
                                                                     (In thousands, except share and per
                                                                                 share data)

                              ASSETS
Cash and cash equivalents ....................................      $      366,255      $      204,833
Operating real estate facilities:
   Land and building, at cost.................................           5,510,750           5,125,498
   Accumulated depreciation...................................          (1,320,200)         (1,153,059)
                                                                   ----------------    ------------------
                                                                         4,190,550           3,972,439
Construction in process.......................................              47,277              69,620
Land held for development.....................................               8,883              12,236
                                                                   ----------------    ------------------
                                                                         4,246,710           4,054,295
Investment in real estate entities............................             341,304             336,696
Goodwill......................................................              78,204              78,204
Intangible assets, net........................................             104,685             111,289
Mortgage notes receivable, including amounts from affiliates..                 492             100,510
Other assets..................................................              67,140              82,242
                                                                   ----------------    ------------------
       Total assets...........................................      $    5,204,790      $    4,968,069
                                                                   ================    ==================

               LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................      $      129,519      $       76,030
Debt to joint venture partner.................................              16,095                   -
Preferred stock called for redemption.........................              54,875             115,000
Accrued and other liabilities.................................             145,431             131,103
                                                                   ----------------    ------------------
       Total liabilities......................................             345,920             322,133
Minority interest - preferred.................................             310,000             285,000
Minority interest - other.....................................             118,903             141,137
Commitments and contingencies.................................                   -                   -
Shareholders' equity:
   Preferred   Stock,   $0.01   par   value,   50,000,000   shares
   authorized, 3,980,186 shares issued (in series) and outstanding
   (5,763,986 at December 31, 2003) at liquidation preference
        Cumulative Preferred Stock, issued in series.............        2,102,150           1,867,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
   128,526,450 shares issued and outstanding (126,986,734 at
   December 31, 2003).........................................              12,853              12,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares
     authorized, 8,776.102 shares issued and outstanding .....                   -                   -
   Paid-in capital............................................           2,457,568           2,438,632
   Cumulative net income......................................           2,732,873           2,366,660
   Cumulative distribution paid...............................          (2,875,477)         (2,465,217)
                                                                   ----------------    ------------------
     Total shareholders' equity...............................           4,429,967           4,219,799
                                                                   ----------------    ------------------
       Total liabilities and shareholders' equity.............      $    5,204,790      $    4,968,069
                                                                   ================    ==================


                              Public Storage, Inc.

                             Selected Financial Data
                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                      Three Months Ended                Year Ended
                                                                         December 31,                  December 31,
                                                                  ---------------------------   --------------------------
                                                                       2004          2003          2004           2003
                                                                  -------------   -----------   -----------    -----------
                                                                        (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income......................................................   $   107,271     $  85,970    $  366,213     $  336,653
    Add back - depreciation and amortization....................        47,633        48,375       183,148        184,145
    Add back - depreciation and amortization included in
        Discontinued Operations.................................            92           679         1,197          3,858
    Add back - our pro-rata share of depreciation from equity
        investments.............................................         8,665         7,400        33,720         27,753
    Eliminate - depreciation with respect to non-real estate
    assets......................................................          (996)       (1,354)       (4,252)        (6,206)
    Eliminate - our pro-rata share of PSB's gain on sale of
        real estate.............................................        (6,653)          266        (6,715)        (2,786)
    Eliminate - gain on sale of real estate assets..............        (1,002)       (5,321)       (2,288)        (6,128)
    Add back - minority interest share of income................        10,015        11,121        49,913         43,703
                                                                  -------------   -----------   -----------    -----------
Consolidated FFO................................................       165,025       147,136       620,936        580,992
Allocable to preferred minority interest:
    Based upon ongoing distributions (b)........................        (5,516)       (6,727)      (22,423)       (26,906)
    Special distribution and Topic D-42 allocation (b)..........             -             -       (10,063)             -
Allocable to minority interest - other partnership interests....        (5,694)       (5,982)      (23,473)       (23,125)
                                                                  -------------   -----------   -----------    -----------
Remaining FFO allocable to our shareholders.....................       153,815       134,427       564,977        530,961
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions.........................       (40,632)      (38,282)     (157,925)      (146,196)
    Issuance costs on redeemed preferred shares.................        (1,929)       (3,723)       (8,724)        (7,120)
    Equity Stock, Series A distributions........................        (5,375)       (5,375)      (21,501)       (21,501)
                                                                  -------------   -----------   -----------    -----------
Remaining FFO allocable to Common Stock (a).....................   $   105,879     $  87,047    $  376,827     $  356,144
                                                                  =============   ===========   ===========    ===========
Weighted average shares:
    Regular common shares.......................................       128,438       126,490       127,836        125,181
    Weighted average stock options and restricted stock units
    outstanding using treasury method (c).......................           650         1,335           845          1,336
                                                                  -------------   -----------   -----------    -----------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share..............................       129,088       127,825       128,681        125,181
                                                                  =============   ===========   ===========    ===========
FFO per common share (a) (d) (e)................................   $      0.82    $    0.68     $     2.93     $     2.81
                                                                  =============   ===========   ===========    ===========

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REIT's may not compute FFO in the same manner; accordingly, FFO may not be comparable among REIT's.

(b) As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200 million in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate reduced preferred minority interest by approximately $1,550,000 in the quarter ended December 31, 2004 as compared to the same quarter in 2003. Additionally, in conjunction with an acquisition during fourth quarter 2004, we issued $25 million in preferred units at 6.25% per year which increased minority interest by approximately $339,000 for the fourth quarter 2004 compared to the same period in 2003.

(c) The decrease in weighted average stock options and restricted stock units outstanding using the treasury method is due primarily to employees' exercise of stock options, offset partially by the impact of a higher average stock price in the quarter and year ended December 31, 2004 as compared to the same period in 2003.

(d) FFO per share was negatively affected by dilution relating to the 82 newly developed facilities opened by us or the Consolidated Development Joint Venture since January 1, 2000. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.02 and $0.12 for the three months and year ended December 31, 2004, respectively, as compared to $0.03 and $0.15, respectively, for the same periods in 2003.

(e) We have significant uninvested cash balances, primarily from the issuance of preferred securities. These cash balances negatively impact our funds from operations per share, because the earnings on the cash balances are substantially less than the corresponding dividend rate. Our funds from operations per share were negatively impacted by a total of $0.04 and $0.16 for the quarter and year ended December 31, 2004, respectively, as compared to $0.02 and $0.06 for the same periods in 2003, based upon the difference between an average preferred coupon rate of 6.5% and the interest earned on the cash balances.

                              Public Storage, Inc.

                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended              Year Ended
                                                                    December 31,                December 31,
                                                              ------------------------   --------------------------
                                                                 2004          2003          2004          2003
                                                              ------------  ----------   ------------  ------------
                                                                  (Amounts in thousands, except per share data)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  105,879    $  87,047      $ 376,827   $   356,144
Add: Stock-based compensation expense....................            848          835          2,963         1,500
   Impact of application of EITF Topic D-42..............          1,929        3,723         10,787         7,120
   Our share of PSB's EITF Topic D-42 charges............              -            -          2,171             -
   Real estate impairment charge.........................              -            -              -           750
   Our share of PSB's real estate impairment charges.....              -            -              -         2,599
Less: Capital expenditures to maintain facilities........        (15,571)      (9,705)       (35,868)      (30,175)
                                                              ------------  ----------   ------------  ------------
Funds available for distribution ("FAD") (b).............     $   93,085    $  81,900      $ 356,880   $   337,938
                                                              ============  ==========   ============  ============
Distribution to common shareholders......................     $   58,360    $  57,083      $ 230,834   $   225,864
                                                              ============  ==========   ============  ============
Distribution payout ratio (b)............................          62.7%        69.7%          64.7%         66.8%
                                                              ============  ==========   ============  ============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REIT's may not compute FFO in the same manner; accordingly, FFO may not be comparable among REIT's.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REIT's may not compute FAD in the same manner; accordingly, FAD may not be comparable among REIT's.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                                    Three Months Ended               Year Ended
                                                                       December 31,                  December 31,
                                                               ----------------------------  ---------------------------
                                                                    2004           2003          2004          2003
                                                               -------------   ------------  ------------  -------------
                                                                                (Amounts in thousands)
Revenues for the 1,271 Same Store facilities.............      $   199,981     $   191,204   $   787,975   $   750,076
    Less - revenues for the Same Store  facilities  accounted
    for on the equity method of accounting (a)...........           (6,439)         (6,148)      (25,267)      (23,902)
    Add: revenues for non-Same Store facilities (b)......           30,896          20,183       100,755        72,410
                                                               -------------   ------------  ------------  -------------
Consolidated self-storage revenues.......................      $   224,438     $   205,239   $   863,463   $   798,584
                                                               =============   ============  ============  =============
Cost of operations for the 1,271 Same Store facilities...      $    68,586     $    67,569   $   268,663   $   256,151
    Less - cost  of  operations  for  Same  Store  facilities
    accounted for on the equity method of accounting (a).           (2,241)         (1,757)       (7,350)       (6,856)
    Add: cost of operations for non-Same Store
    facilities (b).......................................           10,457           8,438        39,608        31,610
                                                               -------------   ------------  ------------  -------------
    Consolidated self-storage cost of operations.........      $    76,802     $    74,250   $   300,921   $   280,905
                                                               =============   ============  ============  =============


(a) At December 31, 2004, we have a non-controlling ownership interest in 33 of the Same Store facilities. The revenues and cost of operations earned while we do not have a controlling ownership interest are not included in our consolidated self-storage rental income and cost of operations. Instead, we record our share of the net operating results in our income statements as "Equity in earnings of real estate entities."

(b) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2002 through December 31, 2004, or because we acquired these facilities from third parties after December 31, 2001.